Exhibit 99.1

[MANPOWER logo]

FOR IMMEDIATE RELEASE	Contact:
Mike Van Handel
Manpower Inc.
+1.414.906.6305
michael.vanhandel@manpower.com

Manpower Inc. Reports 1st Quarter Results

MILWAUKEE, WI, USA, April 18, 2006 – Manpower Inc. (NYSE: MAN) today reported that net earnings for the three months ended March 31, 2006 increased 63 percent to $52.6 million, or 59 cents per diluted share, compared to $32.2 million, or 35 cents per diluted share, a year earlier. Revenues for the first quarter were $3.9 billion, an increase of 5 percent from the year-earlier period.

Results for the first quarter were negatively impacted by relatively weaker foreign currencies compared to the first quarter of 2005. On a constant currency basis, diluted earnings per share were 65 cents on an 11 percent improvement in revenues. Included in the current year results is a 27 cents per diluted share gain on the sale of a payroll processing business in Sweden and a 16 cents per diluted share charge related to reorganization and a global cost reduction initiative.

Jeffrey A. Joerres, Manpower Chairman and Chief Executive Officer, said, “The Manpower team across the world is performing well, and it shows in the results. When we get all cylinders firing, the leverage we can achieve is impressive. The United States, Italy, Germany, Sweden, Japan and other business units increased profitability by 30% or more compared to first quarter 2005. Excluding the one-time items, Manpower’s operating income increased 25 percent year over year, and earnings per share increased 37 percent in U.S. dollars and 51 percent in constant currency.”

Joerres added, “In addition to our strong performance this quarter, we also announced our new brand on February 21st, which is all about demonstrating the depth of our services and the strength of our leadership in the employment services industry. This effort has already had a positive impact with our clients and candidates.

“Given the current trends, we anticipate our second quarter diluted earnings per share to be in the range of 76 to 80 cents, which includes an estimated negative currency impact of 3 cents.”

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Manpower Inc. Reports 1st Quarter Results/Page 2

In conjunction with its first quarter earnings release, Manpower will broadcast its conference call live over the Internet on April 18 at 7:30 a.m. CT (8:30 a.m. ET). Interested parties are invited to listen to the webcast and view the presentation by logging on to http://investor.manpower.com.

Supplemental financial information referenced in the conference call can be found at http://investor.manpower.com.

About Manpower Inc.

Manpower Inc. (NYSE: MAN) is a world leader in the employment services industry; creating and delivering services that enable its clients to win in the changing world of work. The $16 billion company offers employers a range of services for the entire employment and business cycle including permanent, temporary and contract recruitment; employee assessment and selection; training; outplacement; outsourcing and consulting. Manpower’s worldwide network of 4,400 offices in 72 countries and territories enables the company to meet the needs of its 400,000 customers per year, including small and medium size enterprises in all industry sectors, as well as the world’s largest multinational corporations. The focus of Manpower’s work is on raising productivity through improved quality, efficiency and cost-reduction across their total workforce, enabling clients to concentrate on their core business activities. Manpower Inc. operates under five brands: Manpower, Manpower Professional, Elan, Jefferson Wells and Right Management. More information on Manpower Inc. is available at www.manpower.com.

Forward-Looking Statements

This news release contains statements, including earning projections, that are forward-looking in nature and, accordingly, are subject to risks and uncertainties regarding the Company’s expected future results. The Company’s actual results may differ materially from those described or contemplated in the forward-looking statements. Factors that may cause the Company’s actual results to differ materially from those contained in the forward-looking statements can be found in the Company’s reports filed with the SEC, including the information under the heading ‘Forward-Looking Statements’ in its Annual Report on Form 10-K for the year ended December 31, 2005, which information is incorporated herein by reference.

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Manpower Inc.

Results of Operations

(In millions, except per share data)

	Three Months Ended March 31
	2006	2005	% Variance
			Amount Reported	Constant Currency
	(Unaudited)
Revenues from services (a)	$3,929.9	$3,758.7	4.6%	11.5%
Cost of services	3,212.5	3,076.7	4.4%

Gross profit	717.4	682.0	5.2%	11.8%
Selling and administrative expenses	657.7	619.5	6.2%	12.5%

Operating profit	59.7	62.5	-4.6%	5.0%
Interest and other (income) expense	(16.3)	11.7	N/A

Earnings before income taxes	76.0	50.8	49.7%
Provision for income taxes	23.4	18.6	26.0%

Net earnings	$52.6	$32.2	63.2%	79.4%

Net earnings per share - basic	$0.60	$0.36	66.7%

Net earnings per share - diluted	$0.59	$0.35	68.6%	85.7%

Weighted average shares - basic	87.4	89.8	-2.6%

Weighted average shares - diluted	88.7	96.9	-8.5%

(a)	Revenues from services include fees received from our franchise offices of $8.0 million and $8.3 million for the three months ended March 31, 2006 and 2005, respectively. These fees are primarily based on revenues generated by the franchise offices, which were $362.8 million and $349.8 million for the three months ended March 31, 2006 and 2005, respectively.

Manpower Inc.

Operating Unit Results

(In millions)

	Three Months Ended March 31
	2006	2005	% Variance
			Amount Reported	Constant Currency
	(Unaudited)
Revenues from Services:
United States (a)	$510.3	$475.9	7.2%	7.2%
France	1,259.1	1,247.5	0.9%	9.9%
EMEA	1,414.3	1,333.1	6.1%	15.3%
Jefferson Wells	95.5	92.7	3.0%	3.0%
Right Management	96.0	104.0	-7.7%	-4.3%
Other Operations	554.7	505.5	9.8%	14.1%

	$3,929.9	$3,758.7	4.6%	11.5%

Operating Unit Profit:
United States	$9.5	$4.9	93.3%	93.3%
France	29.7	27.5	7.9%	17.6%
EMEA	23.1	15.0	54.0%	69.3%
Jefferson Wells	5.7	8.1	-29.4%	-29.4%
Right Management	4.3	9.8	-55.9%	-56.9%
Other Operations	17.9	12.5	43.1%	52.0%

	90.2	77.8
Corporate expenses	27.3	12.1
Amortization of intangible assets	3.2	3.2

Operating profit	59.7	62.5	-4.6%	5.0%
Interest and other (income) expense	(16.3)	11.7

Earnings before income taxes	$76.0	$50.8

(a)	In the United States, revenues from services include fees received from the related franchise offices of $5.3 million and $5.4 million for the three months ended March 31, 2006 and 2005, respectively. These fees are primarily based on revenues generated by the franchise offices, which were $282.3 million and $277.6 million for the three months ended March 31, 2006 and 2005, respectively.

(b)	The components of interest and other (income) expense were:

	2006	2005
Interest expense	$11.6	$11.6
Interest income	(3.3)	(2.3)
Foreign exchange losses	0.9	0.8
Miscellaneous (income) expenses, net	(25.5)	1.6

	$(16.3)	$11.7

Manpower Inc.

Consolidated Balance Sheets

(In millions)

	Mar. 31 2006	Dec. 31 2005
	(Unaudited)
ASSETS
Current assets:
Cash and cash equivalents	$554.5	$454.9
Accounts receivable, net	3,162.2	3,208.2
Prepaid expenses and other assets	129.0	107.5
Future income tax benefits	84.0	71.1

Total current assets	3,929.7	3,841.7
Other assets:
Goodwill and other intangible assets, net	1,264.9	1,256.5
Other assets	294.4	273.8

Total other assets	1,559.3	1,530.3
Property and equipment:
Land, buildings, leasehold improvements and equipment	654.8	642.4
Less: accumulated depreciation and amortization	460.5	446.0

Net property and equipment	194.3	196.4

	$5,683.3	$5,568.4

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$793.0	$685.4
Employee compensation payable	140.2	150.6
Accrued liabilities	474.3	435.4
Accrued payroll taxes and insurance	507.3	607.2
Value added taxes payable	420.8	441.9
Short-term borrowings and current maturities of long-term debt	268.7	260.0

Total current liabilities	2,604.3	2,580.5
Other liabilities:
Long-term debt	485.7	475.0
Other long-term liabilities	388.0	366.3

Total other liabilities	873.7	841.3
Shareholders’ equity:
Common stock	1.0	1.0
Capital in excess of par value	2,372.1	2,346.7
Retained earnings	322.5	269.9
Accumulated other comprehensive income	(3.0)	(11.0)
Treasury stock, at cost	(487.3)	(460.0)

Total shareholders’ equity	2,205.3	2,146.6

Total liabilities and shareholders’ equity	$5,683.3	$5,568.4

Manpower Inc.

Consolidated Statements of Cash Flows

(In millions)

	3 Months Ended March 31
	2006	2005
	(Unaudited)
Cash Flows from Operating Activities:
Net earnings	$52.6	$32.2
Adjustments to reconcile net earnings to net cash provided by operating activities:
Depreciation and amortization	21.8	23.1
Amortization of discount on convertible debentures	—	1.9
Deferred income taxes	(10.0)	(9.8)
Provision for doubtful accounts	6.1	4.3
Stock based compensation	4.6	—
Other non-operating gains	(29.3)	—
Changes in operating assets and liabilities excluding the impact of acquisitions:
Accounts receivable	76.9	120.7
Other assets	(19.5)	(15.4)
Other liabilities	(26.0)	(71.0)

Cash provided by operating activities	77.2	86.0

Cash Flows from Investing Activities:
Capital expenditures	(15.2)	(19.2)
Acquisitions of businesses, net of cash acquired	(7.2)	(2.2)
Proceeds from sale of business	29.6	—
Proceeds from sale of an equity interest	8.8	—
Proceeds from the sale of property and equipment	2.2	1.3

Cash provided (used) by investing activities	18.2	(20.1)

Cash Flows from Financing Activities:
Net borrowings of short-term facilities and long-term debt	3.2	11.2
Cash paid to settle convertible debentures	—	(206.6)
Proceeds from settlement of swap agreements	—	50.7
Proceeds from stock option and purchase plans	26.5	6.6
Repurchases of common stock	(33.0)	(47.2)
Dividends paid	—	—

Cash used by financing activities	(3.3)	(185.3)

Effect of exchange rate changes on cash	7.5	(15.6)

Change in cash and cash equivalents	99.6	(135.0)
Cash and cash equivalents, beginning of period	454.9	531.8

Cash and cash equivalents, end of period	$554.5	$396.8